EXHIBIT 99

FOR IMMEDIATE RELEASE
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May 23, 2002

Contact:  Brad E. Schwartz
          434-773-2242


        American National Bankshares Inc. Announces Increase in Dividend
                    and Selection of New Independent Auditor

     The Board of Directors of American National Bankshares Inc. has declared its second quarter dividend and has announced the selection of a new independent auditor.
     The quarterly dividend of $0.18 per share will be payable June 21, 2002 to shareholders of record June 7, 2002. This represents a 5.9% increase over last quarter's dividend of $0.17 per share.
     Charles H. Majors, President and Chief Executive Officer said, "This dividend increase marks the 26th consecutive year that we have increased regular dividends to our shareholders. We are pleased that our operating results permit us to share more with our shareholders while retaining a sufficient portion of our earnings to maintain the highest regulatory capital rating and to have adequate capital for growth."
     The Board of Directors has selected Yount, Hyde and Barbour, P.C. as the corporation's independent auditor for 2002. Headquartered in Winchester, Virginia, the firm replaces Arthur Andersen LLP, which had been the corporation's auditor since 1978.
     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a fourteen-office bank with offices in Danville, Chatham, Collinsville, Gretna, Martinsville and South Boston, Virginia and Yanceyville, North Carolina and a network of fifteen ATMs in its market. Two bank subsidiaries, ANB Mortgage Corp. and ANB Investor Services, offer mortgage loans and brokerage services.
     The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB".

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